                                                                   EXHIBIT 1(a)
                                                                   ------------















                         INSTALLMENT PAYMENT AGREEMENT

                                    between

                       GUADALUPE-BLANCO RIVER AUTHORITY

                                      and

                         CENTRAL POWER AND LIGHT COMPANY



                                   Dated as of
                                 October 1, 1995




                                   Relating to
                        Guadalupe-Blanco River Authority
                    Pollution Control Revenue Refunding Bonds
                    (Central Power and Light Company Project)
                                   Series 1995

                                TABLE OF CONTENTS


General Recitals and Findings. . . . . . . . . . . . . . . . . . . . 1

                                    ARTICLE I
                                   Definitions

Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . . 2

                                   ARTICLE II
                                 Representations

Section 2.01.  Representations by Issuer . . . . . . . . . . . . . . 3
Section 2.02.  Representations by Company. . . . . . . . . . . . . . 4

                                   ARTICLE III
                                  The Projects

Section 3.01.  Intentionally Omitted . . . . . . . . . . . . . . . . 6
Section 3.02.  Intentionally Omitted . . . . . . . . . . . . . . . . 6
Section 3.03.  Intentionally Omitted . . . . . . . . . . . . . . . . 6
Section 3.04.  Maintenance and Repair  . . . . . . . . . . . . . . . 6
Section 3.05.  Right to Discontinue Operation of Projects  . . . . . 6
Section 3.06.  Insurance and Condemnation Awards . . . . . . . . . . 6
Section 3.07.  Taxation of Projects  . . . . . . . . . . . . . . . . 6
Section 3.08.  Issuer's Limited Liability  . . . . . . . . . . . . . 6
Section 3.09.  Governmental Regulation . . . . . . . . . . . . . . . 6

                                   ARTICLE IV
                  Issuance of Bonds; Refunding the Prior Bonds;
                             Payments; Disbursements

Section 4.01.  Issuance of Bonds . . . . . . . . . . . . . . . . . . 7
Section 4.02.  Bond Proceeds . . . . . . . . . . . . . . . . . . . . 7
Section 4.03.  Security for the Bonds  . . . . . . . . . . . . . . . 7
Section 4.04.  Bond Funds  . . . . . . . . . . . . . . . . . . . . . 7
Section 4.05.  Company Required to Pay in Event Monies
               Held Pursuant to the Prior Indentures
               are Insufficient. . . . . . . . . . . . . . . . . . . 7

                                    ARTICLE V
                             The Company's Payments

Section 5.01.  Company Approval of Issuance of the Bonds . . . . . . 8
Section 5.02.  Refunding of Bonds. . . . . . . . . . . . . . . . . . 8
Section 5.03.  Payment Upon Redemption of Bonds. . . . . . . . . . . 8
Section 5.04.  Installment Payments. . . . . . . . . . . . . . . . . 8
Section 5.05.  Payments to Issuer. . . . . . . . . . . . . . . . . .  9
Section 5.06.  Issuer's Rights Assigned to Trustee . . . . . . . . . 9
Section 5.07.  Payments to Trustee . . . . . . . . . . . . . . . . . 9
Section 5.08.  Payment to Remarketing Agent. . . . . . . . . . . . . 9
Section 5.09.  Company Option to Designate Interest Rate
               Determination Methods . . . . . . . . . . . . . . . . 9



                                 TABLE OF CONTENTS
                                    CONTINUED

Section 5.10.  Purchase of Bonds . . . . . . . . . . . . . . . . . . 10
Section 5.11.  Usury . . . . . . . . . . . . . . . . . . . . . . . . 10
Section 5.12.  Letter of Credit. . . . . . . . . . . . . . . . . . . 10

                                   ARTICLE VI
                              Defaults and Remedies

Section 6.01.  Events of Default . . . . . . . . . . . . . . . . . . 12
Section 6.02.  Remedies of Default . . . . . . . . . . . . . . . . . 13
Section 6.03.  Agreement to Pay Attorneys' Fees and Expenses . . . . 14

                                   ARTICLE VII
                                Special Covenants

Section 7.01.  No Defense or Set-Off; Unconditional Obligation . . . 15
Section 7.02.  Corporate Existence . . . . . . . . . . . . . . . . . 15
Section 7.03.  Indemnities . . . . . . . . . . . . . . . . . . . . . 15
Section 7.04.  Tax-Exempt Status of the Bonds. . . . . . . . . . . . 16
Section 7.05.  Arbitrage Covenants . . . . . . . . . . . . . . . . . 17
Section 7.06.  Payment to Rebate Fund. . . . . . . . . . . . . . . . 17
Section 7.07.  Qualification in Texas  . . . . . . . . . . . . . . . 17
Section 7.08.  Recordation . . . . . . . . . . . . . . . . . . . . . 17
Section 7.09.  No Personal Liability . . . . . . . . . . . . . . . . 17
Section 7.10   Compliance with Rule 15c2-12. . . . . . . . . . . . . 17

                                   ARTICLE VII
                               General Provisions

Section 8.01.  General Provisions. . . . . . . . . . . . . . . . . . 18
Section 8.02.  Intentionally Omitted . . . . . . . . . . . . . . . . 18
Section 8.03.  Amendment of Agreement. . . . . . . . . . . . . . . . 18
Section 8.04.  Assignment. . . . . . . . . . . . . . . . . . . . . . 18
Section 8.05.  Term of Agreement . . . . . . . . . . . . . . . . . . 19
Section 8.06.  Notices . . . . . . . . . . . . . . . . . . . . . . . 19
Section 8.07.  Severability. . . . . . . . . . . . . . . . . . . . . 19
Section 8.08.  Execution of Counterparts . . . . . . . . . . . . . . 19
Section 8.09.  Governing Law . . . . . . . . . . . . . . . . . . . . 19

Execution      . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

Exhibit A      . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1













                         INSTALLMENT PAYMENT AGREEMENT

                                    between

                        GUADALUPE-BLANCO RIVER AUTHORITY


                                      and

                         CENTRAL POWER AND LIGHT COMPANY


       This Installment Payment Agreement dated as of October 1, 1995 (the "Agreement"), by and between GUADALUPE-BLANCO RIVER AUTHORITY (the "Issuer"), and CENTRAL POWER AND LIGHT COMPANY (the "Company"):

                              W I T N E S S E T H:

                         GENERAL RECITALS AND FINDINGS

       (a) The terms used in these recitals shall have the meanings assigned to such terms in the Indenture of Trust dated as of October 1, 1995, entered into by and between the Issuer and The Bank of New York, as trustee.

       (b) The Issuer is a governmental agency and body politic and corporate of the State of Texas, created and existing as a conservation and reclamation district and political subdivision of the State of Texas pursuant to Article XVI, Section 59 of the Texas Constitution, and the laws of the State of Texas, particularly the Issuer Act; and the Company is a corporation organized and existing under and by virtue of the laws of the State of Texas; and

       (c) Pursuant to law, and particularly the Issuer Act, Article 717q, Chapter 383, and Chapter 30, the Issuer, being a "river authority" as defined in Chapter 383 and Chapter 30 and being an "issuer" as defined in Article 717q, is empowered to acquire, construct, and improve various air and water pollution control facilities, and to issue revenue bonds for such purpose and for the purpose of refunding any such bonds or obligations issued for such purposes; and

       (d) The Port and the Company and the Issuer and the Company have previously entered into the Prior Agreements pursuant to which the Prior Bonds were issued; and

       (e) The Port and the Issuer entered into the Prior Indentures to secure the Prior Bonds; and

       (f) Pursuant to the terms of the Prior Agreements, the Company is obligated to pay certain installment sale payments with respect to the Projects, which payments shall be made in amounts which, together with other moneys available therefor will be sufficient to pay the principal of, redemption premium, if any, and interest on the respective Prior Bonds as the same come due, with such payments to be made in funds which will be immediately available on the date such principal of, redemption premium, if any, and interest is due on such Prior Bonds; and

       (g) The Company has requested that the Issuer issue its revenue bonds for the purpose of refunding and retiring all of the outstanding Prior Bonds; and

       (h) The Company has agreed to make payments hereunder in lieu of its obligations under the Prior Agreements; and

       (i) This Agreement is authorized and executed pursuant to applicable laws, including the Acts; and

       (j) The Issuer and the Company have taken all action and have complied with all provisions of law with respect to the execution, delivery and performance of this Agreement and the due authorization of the consummation of the transactions contemplated hereby.

       NOW, THEREFORE, in consideration of the covenants and agreements herein made, and subject to the conditions herein set forth, the Issuer and the Company contract and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       Section 1.01. DEFINITIONS. CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE INDENTURE OF TRUST DATED AS OF OCTOBER 1, 1995, ENTERED INTO BY AND BETWEEN THE ISSUER AND THE BANK OF NEW YORK, AS TRUSTEE (THE "INDENTURE").

       References in the singular number in this Agreement shall be considered to include the plural, if and when appropriate. Any times referred to herein shall be deemed to be references to New York City time. Any accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

                                   ARTICLE II

                                REPRESENTATIONS

       Section 2.01. REPRESENTATIONS BY ISSUER. The Issuer makes the following representations as the basis for the undertakings on its part herein contained:

       (a) The Issuer is a governmental agency, body politic and corporate of the State of Texas, existing as a conservation and reclamation district pursuant to the Issuer Act, and a "river authority" and an "issuer" within the definitions set forth in the Acts.

       (b) The Issuer has the legal power under the Acts to enter into the transactions contemplated by this Agreement, the Indenture and the Bond Resolution and to carry out its obligations hereunder and thereunder, including the issuance and delivery of the Bonds, and to adopt and perform the Bond Resolution; and each such instrument is a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Issuer has been duly authorized to execute, deliver and perform its obligations under this Agreement and the Indenture, and to adopt and perform the Bond Resolution by proper action of the Board.

       (c) The Issuer officially finds and determines that each Project constitutes "control facilities" within the meaning of Chapter 383 and "disposal systems" within the meaning of Chapter 30 and a "public utility" within the meaning of Article 717q.

       (d) The Issuer, by carrying out the purposes of the Acts as provided in this Agreement, will be performing an essential public function under the Texas Constitution.

       (e) The Issuer is not in default under any of the provisions of the laws of the State which would impair, interfere with, or otherwise adversely affect the ability of the Issuer to make and perform the provisions of this Agreement, the Indenture, or the Bonds.

       (f) There are no actions, suits, proceedings, inquiries or investigations pending or to the knowledge of the Issuer threatened, against or affecting the Issuer in any court or before any governmental authority or arbitration board or tribunal, which involve the possibility of materially and adversely affecting the transactions contemplated by this Agreement or the Indenture or which, in any way, would adversely affect the validity or enforceability of the Bonds, the Indenture or this Agreement or the ability of the Issuer to perform its obligations under the Indenture or this Agreement.

       (g) The adoption of the Bond Resolution, the issuance and sale of the Bonds and the execution and delivery by the Issuer of this Agreement and the Indenture, and the compliance by the Issuer with all of the provisions of each thereof and of the Bonds (i) are within the powers and authority of the Issuer, (ii) have been done in full compliance with the provisions of the Acts, are legal and will not conflict with or constitute on the part of the Issuer a violation of or a breach of or default under, or result in the creation of any lien, charge or encumbrance upon any property of the Issuer (other than as contemplated by this Agreement and the Indenture) under the provisions of, any charter instrument, by-law, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its activities or properties, and (iii) have been duly authorized by all necessary action on the part of the Issuer.

       (h) Neither the nature of the Issuer nor any of its activities or properties, nor any relationship between the Issuer and any other person, nor any circumstance in connection with the offer, issue, sale or delivery of any of the Bonds is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Issuer in connection with the execution, delivery and performance of this Agreement and the Indenture or the offer, issue, sale or delivery of the Bonds, other than those already obtained as of the date of issue of the Bonds; provided, however, no representation is made herein as to compliance with the securities or "blue sky" laws of any jurisdiction.

       (i) No event has occurred and no condition exists with respect to the Issuer which would constitute an "Event of Default" under this Agreement or under the Indenture or which, with the lapse of time or with the giving of notice or both, would become an "Event of Default" under this Agreement or under the Indenture.

       (j) Neither this Agreement nor the security for the Bonds has been pledged or hypothecated in any manner or for any purpose other than as provided in the Indenture as security for the payment of the Bonds.

       (k) The Series 1977 Project is located within the boundaries of the San Antonio River Authority, but is also located within the river basin of the Issuer and the Series 1974A Project is located within the boundaries of the Nueces River Authority.

       (l) Pursuant to Chapter 30, the Issuer has obtained (i) the consent of the San Antonio River Authority to the issuance of the Series 1977 Bonds and the financing of the Series 1977 Project and (ii) the consent of the Nueces River Authority to the refunding of the Series 1974A Bonds, which were issued to finance the Series 1974A Project.

       Section 2.02. REPRESENTATIONS BY COMPANY. The Company makes the following representations as the basis for the undertakings on its part herein contained:

       (a) The Company (i) is a corporation duly incorporated and in good standing in the State of Texas, (ii) is not in violation of any provision of its restated articles of incorporation or its by-laws, (iii) has full corporate power to own its properties and conduct its business, (iv) has full legal right, power and authority to enter into this Agreement and consummate all transactions contemplated by this Agreement and (v) by proper corporate action has duly authorized the execution and delivery of this Agreement.

       (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated by this Agreement conflicts with, will result in a breach of or default under or will result in the imposition of any prohibited lien on any property of the Company pursuant to the restated articles of incorporation or by-laws of the Company or the terms, conditions or provisions of any statute, order, rule, regulation, agreement or instrument to which the Company is a party or by which it is bound.

       (c) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other laws now or hereafter in effect relating or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

       (d) There is no material litigation or proceeding pending, or to the knowledge of the Company threatened, against the Company which could reasonably be expected to have a material adverse effect on the validity of this Agreement or the ability of the Company to comply with its obligations under this Agreement.

       (e)  The Company has requested the Issuer to refund the Prior Bonds.

       (f) All statements of facts or other information furnished by the Company to Bond Counsel in connection with Bond Counsel's opinion relating to the Bonds, including particularly the Tax Letter of Representation, were true and correct in all material respects when made and nothing has come to the Company's attention that would change the truth or correctness of such statements of facts or other information furnished to Bond Counsel. Moreover, to the extent that such representations and statements relate to future events, the Company agrees, at all times while the Bonds are Outstanding, to take such action to prevent, or to refrain from any action which would result in, such representations and statements becoming false, inaccurate or incorrect.

       (g) The representations of the Company stated in the Prior Agreements were true and correct when made and nothing has come to the Company's attention to make such representations untrue as of the date hereof.

                                   ARTICLE III

                                  THE PROJECTS

       Section 3.01. INTENTIONALLY OMITTED.

       Section 3.02. INTENTIONALLY OMITTED.

       Section 3.03. INTENTIONALLY OMITTED.

       Section 3.04. MAINTENANCE AND REPAIR. All costs of operating and maintaining the Projects shall be paid by the Company, and the Issuer shall have no obligation or liability in this regard. It is understood and agreed that the Issuer shall have no duties or responsibilities whatsoever with respect to the operation or maintenance of the Projects, or the performance of the Projects for their designed purposes.

       Section 3.05. RIGHT TO DISCONTINUE OPERATION OF PROJECTS. Although the Company intends to operate, or cause to be operated, each Project for its designed purposes until the date on which no Bonds are Outstanding, the Company is not required by this Agreement to operate, or cause to be operated, any portion of either Project after the Company shall deem in its discretion that such continued operation is not advisable and in such event it is not prohibited by this Agreement from selling, leasing or retiring all or any such portion of such Project; provided, however, that, prior to any such sale, lease, or retirement, the Company shall have provided to the Issuer and the Trustee a Favorable Opinion. The net proceeds from such sale, lease or other disposition, if any, shall belong to, and may be used for any lawful purpose by, the Company.

       Section 3.06. INSURANCE AND CONDEMNATION AWARDS. The net proceeds of any insurance or condemnation award as a result of the destruction or condemnation of any Project or any portion thereof shall belong to, and may be used for any lawful purpose by, the Company.

       Section 3.07. TAXATION OF PROJECTS. During the term of this Agreement, the Company will promptly remit when due all taxes, including specifically all sales taxes and ad valorem taxes, levied in respect of the Projects or the Installment Payments payable hereunder to the appropriate taxing body. The Company may, at its own expense and in its own name, in good faith contest any such taxes, assessments and other charges and, in the event of such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom. All taxes, assessments and other charges levied or imposed with respect to the Projects shall be the obligation of the Company, and the Issuer shall have no obligation or liability in this regard.

       Section 3.08. ISSUER'S LIMITED LIABILITY. It is recognized that the Issuer's only source of funds with which to carry out its commitments under this Agreement will be from the proceeds from the sale of the Bonds or from any available income or earnings derived therefrom, from payment made or caused to be made by the Company hereunder, or from any funds which otherwise might be made available by the Company; and it is expressly agreed that the Issuer shall have no financial liability, obligation, or responsibility with respect to this Agreement or the Projects except to the extent of funds available from such sources.

       Section 3.09. GOVERNMENTAL REGULATION. The Company recognizes and agrees that this Agreement and the issuance of the Bonds pursuant hereto will not diminish or limit the authority of the United States Environmental Protection Agency, the Texas Natural Resources Conservation Commission, the Texas Water Development Board, or any other State agency or local governments in performing any of the powers, functions and duties vested in such entities by federal and state laws, and that all applicable laws shall be enforced without regard to ownership of the Projects; and that the Company will not be relieved of any responsibility under any applicable federal or state laws or regulations pertaining to pollution control, either now, or during, or after the acquisition, construction and improvement of either of the Projects, and the Issuer shall have no responsibility or obligation to take any action to comply with such laws or regulations with respect to either of the Projects.

                                   ARTICLE IV

                  ISSUANCE OF BONDS; REFUNDING THE PRIOR BONDS;
                             PAYMENTS; DISBURSEMENTS

       Section 4.01. ISSUANCE OF BONDS. In order to provide funds for the refunding of the Prior Bonds, the Issuer, concurrently with the execution of this Agreement, will sell, issue and deliver to the initial purchasers thereof the Bonds, all in accordance with the Indenture. The Issuer agrees to pay, from the proceeds from the sale and delivery of the Bonds, or from any available income or earnings derived therefrom, or from any funds which other-wise might be made available to the Issuer for such purpose by the Company, the cost of the Refunding of the Prior Bonds, to the full extent provided in this Agreement and permitted by the Acts.

       Section 4.02. BOND PROCEEDS. (a)The Issuer shall cause to be deposited into a separate account within the bond fund established pursuant to the Series 1974 Indenture proceeds from the sale of the Bonds equal to $7,425,000, and the Company shall cause to be deposited into such separate account the amount of $268,924.22, which together shall be sufficient to pay the scheduled December 1, 1995 interest payment and to pay the redemption price of and redeem $7,425,000 in aggregate principal amount of the Series 1974A Bonds on December 4, 1995.

       (b) The Issuer shall cause to be deposited into a separate account within the debt service fund established pursuant to the Series 1977 Indenture proceeds from the sale of the Bonds equal to $33,465,000, and the Company shall cause to be deposited into such separate account the amount of $184,057.50, which together shall be sufficient to pay the redemption price of and redeem $33,465,000 in aggregate principal amount of the Series 1977 Bonds on December 4, 1995.

       (c) The Company agrees to pay all fees, charges and expenses of the trustee banks for the Prior Bonds as required by the Prior Indentures.

       Section 4.03. SECURITY FOR THE BONDS. The obligations of the Company under this Agreement, including specifically the obligation to make Installment Payments as provided in Sections 5.01, 5.03 and 5.04 hereof, shall be direct general obligations of the Company. Prior to or simultaneously with the issuance of the Bonds, the Issuer will assign to the Trustee under the terms of the Indenture all of the Issuer's right, title, and interest in and to the Installment Payments and certain other rights under this Agreement as provided in the Indenture.

       Section 4.04. BOND FUNDS. The Issuer has authorized and directed the Trustee pursuant to the Indenture to transfer all of the proceeds from the sale of the Bonds to the Prior Trustees, each as trustee and paying agent for the respective series of the Prior Bonds. The Company agrees (i) to direct the Prior Trustees to invest such proceeds, together with amounts provided by the Company pursuant to Section 4.05 hereof, only in direct obligations of the United States of America, including obligations the principal of and interest on which are unconditionally guaranteed by the United States of America, which may be in book-entry form, and which mature on or before the redemption date for the Prior Bonds and (ii) that any such funds which cannot be so invested shall remain uninvested.

       Section 4.05. COMPANY REQUIRED TO PAY IN EVENT MONIES HELD PURSUANT TO THE PRIOR INDENTURES ARE INSUFFICIENT. The Company shall, on the Issue Date, cause to be deposited in the bond funds for the Prior Bonds held by the Prior Trustees monies sufficient, together with the Bond proceeds so transferred on the Issue Date, to pay the total redemption price of the Prior Bonds on their redemption date, plus any fees and charges due the Prior Trustees. In the event that monies held pursuant to either or both of the Prior Indentures are not sufficient to accomplish the Refunding on the redemption date for each series of Prior Bonds, the Company shall at its own expense and without any right of reimbursement in respect thereof immediately pay that portion of such costs as may be in excess of said monies.

                                    ARTICLE V

                             THE COMPANY'S PAYMENTS

       Section 5.01. COMPANY APPROVAL OF ISSUANCE OF BONDS. (a) Simultaneously with the authorization of this Agreement by the Board of Directors of the Issuer, such Board has adopted the Bond Resolution. In consideration of the covenants and agreements set forth in this Agreement, and to enable the Issuer to issue the Bonds to carry out the intents and purposes hereof, this Agreement is executed to assure the issuance of such Bonds, and to provide for the due and punctual payment by the Company to the Issuer, or to the Trustee under the Indenture, of amounts not less than those required to pay, as and when due (whether at stated maturity, upon redemption, acceleration of maturity, tender, deemed tender, or otherwise), all of the principal of, redemption premium, if any, and interest on, and Purchase Price of, the Bonds, and all other payments required in connection with such Bonds, the Agreement, or the Indenture. Each such payment is hereby designated as an "Installment Payment", and collectively such payments are hereby designated as "Installment Payments". The Company hereby agrees to make, or cause to be made, each Installment Payment, as and when due, for the benefit of the owners of the Bonds into the Bond Fund, or, in the case of an Installment Payment in respect of Purchase Price, into the Bond Purchase Fund, all as provided in the Indenture.

       (b) By execution and delivery of this Agreement, the Company hereby approves the Bond Resolution and the Indenture. It is hereby agreed that the foregoing approval of the Bond Resolution and the Indenture constitutes the acknowledgement and agreement of the Company that the Bonds, when issued, sold, and delivered as provided in the Bond Resolution and the Indenture, will be issued in accordance with and in compliance with this Agreement, notwithstanding any other provisions of this Agreement or any other contract or agreement to the contrary. Any Bondholder is entitled to rely fully and unconditionally on the foregoing approval. Notwithstanding any provisions of this Agreement or any other contract or agreement to the contrary, the Company's approval of the Bond Resolution and the Indenture shall be the Company's agreement that all covenants and provisions in this Agreement and the Indenture affecting the Company shall, upon the delivery of the Bonds and the Indenture, become unconditional, valid, and binding covenants and obligations of the Company so long as the Bonds and the interest thereon are outstanding and unpaid. Particularly, the obligation of the Company to make, promptly when due, all Installment Payments specified in this Agreement and the Indenture shall be absolute and unconditional, and said obligation may be enforced as provided in this Agreement and the Indenture.

       Section 5.02. REFUNDING OF BONDS. After the issuance of any Bonds, the Issuer shall not refund any of the Bonds or change or modify the Bonds in any way, except as provided for in the Indenture, without the prior written approval of the Authorized Company Representative; nor shall the Issuer redeem any Bonds prior to their scheduled maturities except upon the request of the Authorized Company Representative, unless such redemption is required by the Indenture.

       Section 5.03. PAYMENT UPON REDEMPTION OF BONDS. The Issuer, upon the written request of the Company (and provided that the affected Bonds are subject to redemption or prepayment prior to maturity at the option of the Issuer, or the Company, and provided that such request is received in sufficient time prior to the date upon which such redemption or prepayment is proposed), forthwith shall take or cause to be taken all action that may be necessary under the applicable redemption provisions of the Indenture to effect such redemption prior to maturity, to the full extent of funds either made available for such purpose by the Company or already on deposit under the Indenture and available for such purpose. The redemption of any outstanding Bonds prior to maturity at any time shall not relieve the Company of its absolute and unconditional obligation to pay each remaining Installment Payment with respect to any Outstanding Bonds, as specified in the Indenture. If a redemption of Bonds is required pursuant to the provisions of the Indenture, the Company agrees as provided herein to forthwith make Installment Payments sufficient to pay the principal of, premium, if any, and interest on the Bonds.

       Section 5.04. INSTALLMENT PAYMENTS. Payment of all Installment Payments shall be made and deposited so as to fund payment on the Bonds as required by the Indenture, including all such payments which may come due because of the acceleration of the maturity or maturities of the Bonds upon default, call for redemption, purchase or deemed purchase, or otherwise, under the provisions of the Indenture. If any available funds in excess of current requirements are held on deposit in the Bond Fund or the Bond Purchase Fund, as the case may be, at the time payment of any Installment Payment is due, such payment of Installment Payment shall be reduced by the amount of the available funds so held on deposit, to the benefit of the Company. The Installment Payments, together with available funds held on deposit in the Bond Fund or the Bond Purchase Fund, as the case may be, except funds held therein for payment of matured installments of principal on the Bonds or interest payable thereon, shall be sufficient to pay when due all principal of, redemption premium, if any, and interest on, and Purchase Price of, the Bonds. The Company shall have the right to prepay or cause to be prepaid all or a portion of each Installment Payment at any time, and shall be obligated to do so in a timely manner if and to the extent the Company requests redemption or prepayment of the Bonds. Any such prepayment by the Company shall not relieve it of liability for each remaining Installment Payment with respect to the Outstanding Bonds except as provided in this Agreement and the Indenture. In the event the Company should fail to make any of the payments required in this Section 5.04, the amount so in default shall continue as an obligation of the Company until such amount in default shall have been fully paid. If the amount on deposit in any fund is insufficient on any Interest Payment Date, redemption date or Purchase Date to make the payment due on such date, the Company shall deposit sufficient moneys in such fund to enable such payment to be made on such date.

       Section 5.05. PAYMENTS TO ISSUER. Out of funds provided by the Company, there shall be paid all of the Issuer's reasonable actual out-of-pocket expenses and Costs of Issuance in connection with the Bonds. Also the Company agrees to pay directly to the Issuer on the Issue Date an amount equal to 1/2 of 1% of the aggregate principal amount of the Bonds. In addition, while any of the Bonds are outstanding, the Company shall pay to the Issuer an amount sufficient to pay and reimburse the Issuer for any of its actual costs reasonably and necessarily incurred in connection with the Bonds and the Projects during the prior twelve month period within 60 days of receiving a written bill or statement therefor.

       Section 5.06. ISSUER'S RIGHTS ASSIGNED TO TRUSTEE. The Company is advised and recognizes that as security for the payment of the Bonds, the Issuer will assign to the Trustee the Issuer's rights under this Agreement, including the right to receive payments hereunder (except the right to receive payments, if any, under Section 5.05, 6.03, and 7.03 hereof), and hereby directs the Company to make said payments directly to the Trustee. The Company herewith assents to such assignment and will make such payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee. All rights against the Company arising under this Agreement or the Bond Resolution or Indenture and assigned to the Trustee under the Indenture may be enforced by the Trustee, or the owners of the Bonds, to the extent provided in the Indenture, and the Trustee, or the owners of the Bonds, shall be entitled to bring any suit, action, or proceeding against the Company, to the extent provided in the Bond Resolution or Indenture, for the enforcement of this Agreement, and it shall not be necessary in any such suit, action, or proceeding to make the Issuer a party thereto.

       Section 5.07. PAYMENTS TO TRUSTEE. The Company agrees to pay (1) the initial acceptance fee of the Trustee and reasonable costs and expenses, including reasonable attorneys fees, incurred by the Trustee in entering into and executing the Indenture and the issuance of the Bonds and (2) until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the provisions of the Indenture, (i) the reasonable annual fee of the Trustee for the ordinary services of the Trustee, as trustee, rendered and its reasonable ordinary expenses incurred under the Indenture, including reasonable attorneys fees, as and when the same become due, (ii) the reasonable fees, charges and expenses of the Trustee, as Bond Registrar and as Paying Agent, and any other Bond Registrar or Paying Agent on the Bonds, as and when the same become due, (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture or this Agreement, as and when the same become due, including reasonable attorneys fees; provided, that the Company may, without creating a default hereunder, contest in good faith the necessity for any such extraordinary services and extraordinary expenses and the reasonableness of any such fees, charges, or expenses, and (iv) the cost of printing any Bonds required to be furnished by the Issuer. In the event the Company should fail to make any of the payments required in this Section 5.07, the item or installments so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid.

       Section 5.08. PAYMENT TO REMARKETING AGENT. The Company agrees to pay to the Remarketing Agent the reasonable fees, costs and expenses set forth in the Remarketing Agreement.

       Section 5.09. COMPANY OPTION TO DESIGNATE INTEREST RATE DETERMINATION METHODS. The Company is hereby granted the option to designate from time to time changes in interest rate determination methods in the manner and to the extent set forth in Section 2.02 of the Indenture. In the event the Company elects to exercise any such option, the Company agrees that it shall cause notices of changes in interest rate determination methods to be given to the Issuer, the Trustee, the Paying Agent, and the Remarketing Agent in accordance with Section 2.02 of the Indenture.

       Section 5.10. PURCHASE OF BONDS. (a) In consideration of the issuance of the Bonds by the Issuer, but for the benefit of the owners of the Bonds, the Company has agreed, and does hereby covenant, to cause the necessary arrangements to be made and to be thereafter continued whereby owners from time to time of the Bonds may deliver Bonds for purchase and whereby such Bonds shall be so purchased. In furtherance of the foregoing covenant of the Company, the Issuer, at the direction of the Company, has set forth in Section
2.10 of the Indenture the terms and conditions relating to the delivery of Bonds by the registered holders thereof to the Remarketing Agent for purchase and has set forth in the Indenture or the Remarketing Agreement the duties and responsibilities of the Remarketing Agent with respect to the purchase and remarketing of Bonds. The Company hereby authorizes and directs the Remarketing Agent to purchase, offer, sell, and deliver Bonds in accordance with the provisions of Section 2.10 of the Indenture.

       Without limiting the generality of the foregoing covenant of the Company or the other provisions of this Article V, the Company covenants, for the benefit of the owners of the Bonds, to pay, or cause to be paid, to the Trustee such amounts as shall be necessary to enable the Trustee to pay the Purchase Price of the Bonds delivered to it for purchase or deemed delivered for purchase, all as more particularly described in the Indenture; provided, however, that the obligation of the Company to make, or cause to be made, any such payment hereunder shall be reduced to the extent that funds are received by the Trustee or the Paying Agent from the remarketing of the Bonds by the Remarketing Agent or, in the event sufficient funds are not available from such remarketing, from a draw on the Letter of Credit or, in the event sufficient funds are not available from such sources, from the Company.

       (b) The Issuer shall have no obligation or responsibility, financial or otherwise, with respect to the purchase of Bonds or the making or continuation of arrangements therefor other than as expressly set forth in subsection (a) of this Section 5.10, except that the Issuer shall generally cooperate with the Company and the Remarketing Agent as contemplated by the Indenture.

       Section 5.11. USURY. Anything herein to the contrary notwithstanding, it is the intention of the parties hereto to conform strictly to the usury laws in force that are applicable to this transaction. Accordingly, all agreements among the parties hereto and beneficiaries hereof and their assigns or any of them, whether now existing or hereafter arising, and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of amounts due hereunder or any part thereof or otherwise, shall the interest (including all sums that are deemed to be interest) contracted for, charged or received hereunder and/or with respect to the refinancing of the Projects exceed the maximum amount permissible under applicable law. The parties hereto agree that to the extent interest is payable by the Company under this Agreement, Article 5069-1.04, Vernon's Texas Civil Statutes, as amended, shall apply, and, to the extent Article 5069-1.04 is applicable to this Agreement, the indicated rate ceiling thereunder shall apply.

       Section 5.12. LETTER OF CREDIT. (a) In order to further secure the payment of principal of and interest on, and Purchase Price of, the Bonds, when due, prior to the initial delivery of the Bonds the Company shall secure and deliver or cause to be delivered to the Trustee, for the benefit of the owners of the Bonds, the Letter of Credit. The Letter of Credit shall be in an original aggregate amount specified in the Indenture, and the Letter of Credit and any Alternate Letter of Credit shall conform to the requirements set forth in the Indenture. After the initial delivery of the Letter of Credit, and at all times thereafter while any of the Bonds are Outstanding, except during any Multiannual or Fixed Rate Period, the Company shall continuously secure the Bonds by either extensions of the Letter of Credit or by the securing and delivery of an Alternate Letter of Credit unless the Company has determined, pursuant to Section 10.05 of the Indenture, not to secure payment of principal of and interest on, and Purchase Price of, the Bonds with the Letter of Credit or an Alternate Letter of Credit. The Company hereby authorizes the Trustee to seek payment under any Letter of Credit in accordance with its terms and the terms of the Indenture. As long as the Letter of Credit is in effect and the Bank is not in default thereunder, the Company's obligation to make Installment Payments sufficient hereunder to pay principal of, premium, if any, or interest on the Bonds or to pay Purchase Price of the Bonds shall be reduced to the extent that payments are made by the Bank pursuant to the Letter of Credit. Amounts drawn by the Trustee under any Letter of Credit shall be credited against the obligation of the Company to make Installment Payments hereunder.

       (b) The Company shall notify the Trustee in writing at least forty-five days prior to the expiration of an existing Letter of Credit whether or not the Bank intends to extend such Letter of Credit or whether a binding obligation to secure an Alternate Letter of Credit has been entered into.

       (c) The Company, the Trustee, and the Bank, with the written consent of the Issuer, may, without the consent of the Bondholders, amend, change, or modify any Letter of Credit (i) to cure any ambiguity, formal defect, inconsistency, or minor omission, (ii) to conform to the requirements of the Indenture or the Rating Agencies, or (iii) if such amendment, change or modification is not prejudicial to the Bondholders in any material respect and the Trustee receives a Favorable Opinion to such effect..

       (d) The Company shall pay all costs incurred by the Trustee and the Issuer in connection with any reissuance, extension or substitution of any Alternate Letter of Credit.

                                   ARTICLE VI

                              DEFAULTS AND REMEDIES

       Section 6.01. EVENTS OF DEFAULT. The occurrence and continuation of any one of the following shall constitute an "Event of Default" under this Agreement (an "Event of Default"):

            (a) failure by the Company to pay Installment Payments with respect to principal of or premium on any Bond at the times specified therein; or

            (b) failure by the Company to pay Installment Payments with respect to interest on any Bond at the times specified therein and (i) if such Bond bears interest at a Flexible, Daily, Weekly, Monthly, Quarterly or Semiannual Rate, the continuation of such failure for a period of one Business Day or more or (ii) if such Bond bears interest at a Multiannual or Fixed Rate, the continuation of such failure for a period of sixty days or more; or

            (c) failure by the Company to pay Installment Payments with respect to the Purchase Price of any Bond at the times specified therein and the continuation of such failure for a period of one Business Day or more; or

            (d) failure by the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed in this Agreement, other than as referred to in (a), (b) or
       (c) above, for a period of 90 days after receipt by the Company of written notice specifying such failure and requesting that it be remedied, given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, that if the failure stated in the notice can, in the reasonable judgment of the Company, be corrected, but cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within the applicable period and diligently pursued until the default is corrected; or

            (e) if a Letter of Credit is in effect, receipt by the Trustee of a written notice from the Bank of the occurrence and continuance of an "Event of Default" (as defined in the Letter of Credit or Letter of Credit Agreement); or

            (f) dissolution or liquidation of the Company. However, the term "dissolution or liquidation of the Company", as used in this para-graph, shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another corporation or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety under the conditions permitting such actions contained in Section 7.02; or

            (g) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

            (h) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or

            (i) the occurrence of an "Event of Default" under the Indenture.

The provisions of paragraph (d) of this Section 6.01 are subject to the following limitations: if by reason of acts of God, strikes, lockouts or other industrial disturbances; acts of public enemies; orders or regulations of any kind of the government of the United States of America or of the State of Texas or any of their departments, agencies, political subdivisions, or officials, or any civil military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; tidal waves; fires; hurricanes; tornadoes; blue northers; other storms; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes, transmission facilities or canals; partial or entire failure of utilities; shortages of labor, material, supplies or transportation; or any other cause or event not reasonably within the control of the Company (collectively, "events of force majeure"), the Company is unable in whole or in part to carry out the agreements on the Company's part herein contained, the Company shall not be deemed in default during the continuance of such inability. The Company, however, will use its best efforts to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out such agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts, and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company. The occurrence of any event of force majeure shall not suspend or otherwise abate, and the Company shall not be relieved from, any obligation under this Agreement to the extent that the failure of the Company to observe or perform any such obligation would result in the failure to pay when due the principal of, premium, if any, and interest on the Bonds or would result in the interest on any Bonds becoming includable in the gross income of the owners thereof for federal income tax purposes.

       The above provisions, however, are subject to the condition that, after any such Event of Default, subject to and as provided in Article VI of the Indenture, the Trustee may waive such Event of Default and rescind and annul any remedial step theretofore taken by it or by the Issuer with respect to such default and its consequences; but no such waiver, rescission or annulment shall extend to or affect any subsequent default or impair any right or remedy consequent thereon.

       Section 6.02. REMEDIES ON DEFAULT. Whenever any Event of Default shall have occurred and is continuing, the Issuer, with the consent of the Trustee, or the Trustee may take any one or more of the following remedial steps, but only if acceleration of the principal amount of the Bonds has been declared pursuant to Section 6.02 of the Indenture:

            (a) By notice in writing to the Company, declare the unpaid Installment Payments to be due and payable immediately, if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared to be due and payable under the Indenture, and upon any such declaration the amounts payable under Sections 5.01 and 5.04 hereof shall become and shall be immediately due and payable in the amount set forth in Section 6.02 of the Indenture; provided, however, that an Event of Default shall be deemed waived and a declaration accelerating payment of unpaid Installment Payments payable under this Agreement shall be deemed rescinded without further action on the part of the Trustee or the Issuer upon any rescission by the Trustee of the corresponding declaration of acceleration of the Bonds under Section 6.02 of the Indenture.

            (b) Whatever action at law or in equity may appear necessary or desirable to collect the payment and other amounts then due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

       In case the Issuer, with the consent of the Trustee, or the Trustee shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Issuer and/or the Trustee, then and in every such case the Issuer, the Company and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Issuer, the Company and the Trustee shall continue as though no such proceeding had been taken.

       The Company covenants that, in case an Event of Default shall occur with respect to the payment of any Installment Payment payable under Sections
5.01 and 5.04 hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Sections 5.01 and 5.04, with interest (to the extent permitted by law) on such amount at the rate of interest borne by the Bonds at the time of such failure from the due date thereof until paid.

       In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company, the moneys adjudged or decreed to be payable.

       The remedies for any "Event of Default" under the Indenture shall be as specified in Article VI of the Indenture and are in addition to any remedies hereunder.

       In acting or omitting to act pursuant to the provisions of this Agreement, the Trustee shall be entitled to all of the rights, protections and immunities accorded to the Trustee under the terms of the Indenture, including but not limited to those set out in Article VII thereof.

       Section 6.03. AGREEMENT TO PAY ATTORNEYS' FEES AND EXPENSES. In the event the Company defaults under any of the provisions of this Agreement and the Issuer or the Trustee employs attorneys or incurs other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor, and upon presentation of an itemized bill, pay to the Issuer or the Trustee the reasonable fees of such attorneys and such other expenses so incurred by the Issuer or the Trustee; provided, however, the Company, without creating a default hereunder or under the Indenture, may contest in good faith the necessity for and the reasonableness of any such fees and expenses of the Trustee.

                                   ARTICLE VII

                                SPECIAL COVENANTS

       Section 7.01. NO DEFENSE OR SET-OFF; UNCONDITIONAL OBLIGATION. The obligations of the Company to make the payments required by this Agreement and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer or any other person, and the Company shall pay during the term of this Agreement the payments to be made as prescribed in Sections 5.01, 5.03, 5.04,
5.05 or 5.10 and all other payments required hereunder free of any deductions and without abatement, diminution or set-off; and until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid, or provision for the payment thereof shall have been made in accordance with the Indenture, the Company: (i) will not suspend or discontinue any payments provided for in Sections 5.01, 5.03, 5.04, 5.05 or 5.10 hereof; (ii) will perform and observe all of its other agreements contained in this Agreement; and (iii) except as permitted herein, will not terminate this Agreement for any cause, including, without limiting the generality of the foregoing, failure of the Company to use the Projects, destruction of or damage to the Projects, commercial frustration of purpose, any change in the tax laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement. Nothing contained in this Section shall be construed to relieve the Issuer or the Trustee from the performance of any agreements on their respective parts contained herein and the Company shall be entitled to institute such action against the Issuer or the Trustee as the Company shall deem appropriate to compel performance of any such agreement, duty or obligation; provided, howev-er, that the Issuer shall not be required to carry out any such agreement, duty or obligation unless it is reimbursed for its costs and expenses.

       Section 7.02. CORPORATE EXISTENCE. The Company agrees that it will not dispose of all or substantially all of its assets as an entirety (whether by liquidation, dissolution, or otherwise) and will not consolidate with or merge into another corporation, or permit one or more corporations to consolidate with or merge into it, unless the resulting, surviving, or transferee corporation, as the case may be, if other than the Company, irrevocably and unconditionally assumes, in an instrument delivered to the Issuer and to the Trustee, the due and punctual performance of the obligations of the Company under this Agreement. Upon the delivery of such instrument, the Company shall thereupon be relieved of any further obligation or liability under this Agreement or with respect to the Bonds; and the resulting, surviving, or transferee corporation, as the case may be, shall succeed to and be substituted for the Company under this Agreement with the same effect as if such resulting or surviving corporation or transferee had been named herein as the Company. If consolidation, merger, or sale, or other transfer is made as provided in this Section 7.02, the provisions of this Section 7.02 shall continue in full force and effect and no further consolidation, merger, or sale or other transfer shall be made except in compliance with the provisions of this Section 7.02.

       Section 7.03. INDEMNITIES. The Company releases the Issuer, its officers, directors, employees, agents, and attorneys (collectively, the "Indemnified Parties") from, and the Indemnified Parties shall not be liable for, and the Company agrees, and shall be liable to protect, indemnify, defend, and hold the Indemnified Parties harmless from any and all liability, cost, expense, damage, or loss of whatever nature (including, but not limited to, attorneys' fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments) directly or indirectly resulting from, arising out of, in connection with, or related to (i) the issuance, offering, sale or delivery of the Bonds, the Indenture, this Agreement, and the obligations imposed on Issuer hereby and thereby; or the design, construction, installation, operation, use, occupancy, maintenance, or ownership of the Projects; (ii) any written statements or representations made or given by the Company, or any of its officers or employees, to the Indem-nified Parties, the Trustee, or any underwriters or purchasers of any of the Bonds, with respect to the Issuer, the Company, the Projects, or the Bonds, including, but not limited to, statements or representations of facts, financial information, or corporate affairs; (iii) damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Projects; and (iv) any loss or damage incurred by the Issuer as a result of violation by the Company of the provisions of the Prior Agreements or Section 7.04 or 7.05 hereof. The provisions of the preceding sentence shall remain and be in full force and effect even if any such liability, cost, expense, damage, or loss or claim therefor by any person, directly or indirectly results from, arises out of, or relates to or is asserted to have resulted from, arisen out of, or related to, in whole or in part, one or more negligent acts or omissions of the Issuer or its officers, directors, employees, agents, servants, or any other party acting for or on behalf of the Issuer in connection with the matters set forth in clauses (i) through (iv) of said sentence.

       Section 7.04. TAX-EXEMPT STATUS OF THE BONDS. It is the intention of the Company and the Issuer that the interest on the Bonds be excludable from the gross income of the holders thereof for federal income tax purposes, except for any Bond for any period that such Bond is owned by a person who is a "substantial user" of the Projects or a "related person" within the meaning of Section 103(b)(13) of the Internal Revenue Code of 1954 (the "1954 Code"). To that end, the Company and the Issuer (to the extent reasonably within the control of the Issuer) covenant with each other, and with the Trustee for the benefit of the Bondholders, to refrain from any action which would adversely affect, and to take such action to assure, the treatment of the Bonds as obligations described in Section 103 (a) of the Code, the interest on which is not includable in the "gross income" of the holder (other than the income of a "substantial user" of the Projects or a "related person" within the meaning of
Section 103(b)(13) of the 1954 Code) for purposes of federal income taxation. Furthermore, the Company hereby covenants as follows:

            (a) to use all of the proceeds of the Bonds for the payment of principal on the Prior Bonds;

            (b) to refrain from using the facilities constituting the Project in a manner that would result in the Bonds not being "exempt facility bonds" within the meaning of Section 103(b)(4) of the 1954 Code.

            (c) to refrain from taking any action that would result in the Bonds being "federally guaranteed" within the meaning of Section 149(b) of the Code;

            (d) to refrain from using any portion of the proceeds of the Bonds, directly or indirectly, to acquire or to replace funds which were used, directly or indirectly, to acquire investment property (as defined in Section 148(b)(2) of the Code) which produces a materially higher Yield over the term of the Bonds than the Yield on the Bonds, other than investment property acquired with --

                (1) proceeds of the Bonds invested for a period of 90 days or less until such proceeds are needed for the purpose for which the Bonds are issued,

                (2) amounts invested in a bona fide debt service fund, within the meaning of Section 1.148-1 of the Regulations, and

                (3) amounts deposited in any reasonably required reserve or replacement fund to the extent such amounts do not exceed 10 percent of the proceeds of the Bonds and to the extent that at no time during any bond year will the aggregate amount so invested exceed 150 percent of debt service on the Bonds for such year;

            (e) to otherwise restrict the use or investment of the proceeds of the Bonds or amounts treated as proceeds of the Bonds, as may be necessary, to satisfy the requirements of Section 148 of the Code (relating to arbitrage);

            (f) to provide to the Trustee, at such time as required by the Trustee, all information required by the Trustee with respect to Nonpurpose Investments not held in any fund under the Indenture; and

            (g) to use no more than 2 percent of the gross proceeds of the Bonds for the payment of costs of issuance.

       The terms Nonpurpose Investments, Excess Earnings, and Yield shall have the meanings give to such terms in section 148 of the Code and the Regulations promulgated pursuant to such section.

       It is the understanding of the Issuer and the Company that the covenants contained herein are intended to assure compliance with the Code and any regulations or rulings promulgated by the United States Department of the Treasury pursuant thereto. In the event that regulations or rulings are hereafter promulgated which modify or expand provisions of the Code, as applicable to the Bonds, the Issuer and the Company will not be required to comply with any covenant contained herein to the extent that such failure to comply, in the opinion of Bond Counsel delivered to the Issuer, the Company, and the Trustee, will not adversely affect the exclusion of interest on the Bonds from the gross income of the owners of the Bonds for federal income tax purposes under Section 103 of the Code. In the event that regulations or rulings are hereafter promulgated which impose additional requirements which are applicable to the Bonds, the Company and the Issuer agree to comply with the additional requirements to the extent necessary, in the opinion of Bond Counsel delivered to the Issuer, the Company, and the Trustee, to preserve the exclusion of interest on the Bonds from the gross income of the owners of the Bonds for federal income tax purposes under Section 103 of the Code. In furtherance of such intention, the Issuer hereby authorizes and directs its General Manager or its Director of Finance to execute any documents, certificates or reports required by the Code and to make such elections, on behalf of the Issuer, which may be permitted by the Code as are consistent with the purpose for the issuance of the Bonds.

       Section 7.05. ARBITRAGE COVENANTS. The Issuer and the Company covenant and agree, for the benefit of the Trustee and the owners of the Bonds, that they will not knowingly take any action or omit from taking any action within their respective control, which would result in a loss of the exemption from federal income taxation of interest on the Bonds by virtue of the Bonds being considered "arbitrage bonds" within the meaning of Section 148 of the Code.

       Section 7.06. PAYMENT TO REBATE FUND. The Company hereby covenants and agrees to make the determinations and to pay any deficiency in the Rebate Fund, at the times and as described in Section 4.10 of the Indenture. In any event, if the amount of cash held in the Rebate Fund shall be insufficient to permit the Trustee to make payment to the United States of any amount due under Section 148(f)(2) of the Code, the Company forthwith shall pay the amount of such insufficiency on such date to the Trustee in immediately available funds. The obligations of the Company under this Section 7.06 are direct obligations of the Company, acting under the authorization of, and on behalf of, the Issuer and the Issuer shall have no further obligation or duty with respect to the Rebate Fund.

       Section 7.07. QUALIFICATION IN TEXAS. The Company agrees that, so long as it owns and operates the Projects, it will be incorporated under the laws of the State or will be qualified to do business in the State.

       Section 7.08. RECORDATION. The Company agrees that it will record and file any of the financing statements and all supplements thereto, and such other instruments as may be required from time to time to be recorded or filed, in such manner and in such places as from time to time may be required by law in order fully to preserve and protect the securities of the Owners of the Bonds and the rights of the Trustee hereunder and under the Indenture.

       Section 7.09. NO PERSONAL LIABILITY. No officer, employee, representative, or agent of the Issuer or the Company shall be personally liable on this Agreement.

       Section 7.10. COMPLIANCE WITH RULE 15C2-12. The Company hereby agrees that it will comply with and perform its duties under the Rule 15c2-12 Undertakings dated as of November 2, 1995 and attached to this Agreement as Exhibit A and that the Issuer shall have no responsibility or obligation with respect to compliance with Rule 15c2-12.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

       Section 8.01. GENERAL PROVISIONS. (a) The terms of this Agreement may be enforced as to one or more breaches either separately or cumulatively.

       (b) No remedy conferred upon or reserved to the Issuer, the Company, the Trustee, or the owners of the Bonds in this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In the event any provision contained in this Agreement should be breached by the Issuer or the Company and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach of this Agreement. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision of this Agreement.

       (c) Headings of the Sections of this Agreement have been inserted for convenience of reference only and in no way shall they affect the interpretation of any of the provisions of this Agreement.

       (d) This Agreement is made for the exclusive benefit of the Issuer, the Trustee, the owners of the Bonds and the Company, and their respective successors and assigns herein permitted, and not for any third party or parties; and nothing in this Agreement, expressed or implied, is intended to confer upon any party or parties other than the Issuer, the Trustee, the owners of the Bonds and the Company, and their respective successors and assigns herein permitted, any rights or remedies under or by reason of this Agreement. In particular, but not by way of limitation, the Trustee shall be a third-party beneficiary for purposes of enforcing its rights and the Company's obligations under Sections 5.07 and 7.03 of this Agreement as fully as if the Trustee had been a party in privity of contract with the Company hereunder.

       Section 8.02. INTENTIONALLY OMITTED.

       Section 8.03. AMENDMENT OF AGREEMENT. No amendment, change, addition to, or waiver of any of the provisions of this Agreement shall be binding upon the parties hereto unless in writing signed by the Authorized Company Representative and the Authorized Issuer Representative and in compliance with Sections 9.05 and 9.06 of the Indenture. A copy of any such amendment, change, addition to, or waiver shall be provided to the Trustee. Notwithstanding any of the foregoing or anything in the Indenture to the contrary, it is covenanted and agreed, for the benefit of the holders of the Bonds and the Trustee, that the provisions of this Agreement shall not be amended, changed, added to, or waived in any way which would relieve, reduce or abrogate the obligations of the Company to make or pay, or cause to be made or paid, when due, any and all Installment Payments with respect to any then Outstanding Bonds, in the manner and under the terms and conditions provided herein and in the Bond Resolution or Indenture, or which would change or affect Article II, Sections 5.01, 5.03, 5.04, 5.05, 5.06, 5.10, 6.01, 7.01,
7.02, 8.03, or 8.04 hereof or the provisions of this sentence unless, in the judgment of the Trustee, such change or amendment would not materially adversely affect the interests of the Bondholders.

       Section 8.04. ASSIGNMENT. The Company may assign its interest in this Agreement in whole or in part, provided, however, no such assignment shall relieve the Company from primary liability for any of its obligations hereunder, and without limiting the generality of the foregoing, in the event of any such assignment, the Company shall continue to remain primarily liable for its payments specified herein and for performance and observance of the other covenants and agreements on its part herein provided. In addition, the Company may also assign its interest in this Agreement in connection with a consolidation with or merger into another domestic corporation, or the sale or transfer of all or substantially all of its assets as an entirety to another domestic corporation, if such transaction complies with the requirements of
Section 7.02 hereof. Anything in this Agreement notwithstanding, no assignment of the Company's interest in this Agreement shall be effective unless the Company shall, on or prior to the effective date of any such assignment, furnish or cause to be furnished to the Issuer and the Trustee notice of such assignment, together with a Favorable Opinion.

       Section 8.05. TERM OF AGREEMENT. The term of this Agreement shall be from the date hereof until all payments and indemnities required to be made by the Company pursuant hereto shall have been made.

       Section 8.06. NOTICES. Any notice, request or other communication under this Agreement shall be given in writing and shall be deemed to have been given by either party to the other party at the addresses shown below upon any of the following dates:

            (a) The date of notice by Electronic Notice;

            (b) Three Business Days after the date of the mailing thereof, as shown by the post office receipt if mailed to the other party hereto by registered or certified mail;

            (c) The date of the receipt thereof by such other party if not given pursuant to (a) or (b) above.

            The address for notice for each of the parties shall be as follows:

                    Guadalupe-Blanco River Authority
                    933 East Court Street
                    Seguin, Texas  78155
                    Attention:  Director of Finance
                    Telephone No.:  (210) 379-5822
                    Telecopy No.:  (210)   379-9718

                    Central Power and Light Company
                    c/o Central and South West Corporation
                    1616 Woodall Rodgers Freeway
                    Dallas, Texas  75202
                    Attention: Director, Finance
                    Telephone No.:  (214) 777-1205
                    Telecopy No.:  (214) 777-1223

       or the latest address specified by such other party in writing.

       Section 8.07. SEVERABILITY. If any clause, provision or Section of this Agreement should be held illegal or invalid by any court, the invalidity of such clause, provision or Section shall not affect any of the remaining clauses, provisions or Sections hereof and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or Section had not been contained herein. In case any agreement or obligation contained in this Agreement should be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Company or the Issuer, as the case may be, to the full extent permitted by law.

       Section 8.08. EXECUTION OF COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

       Section 8.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS. VENUE FOR ANY ACTIONS BROUGHT HEREUNDER TO WHICH THE ISSUER IS A PARTY SHALL LIE IN GUADALUPE COUNTY, TEXAS.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in multiple counterparts, each of which shall be considered an original for all purposes, as of the day and year first set out above.

                                       GUADALUPE-BLANCO RIVER AUTHORITY



                                       By:_____________________________
                                          Chairman


ATTEST:


_____________________________
Secretary


(SEAL)

                                       CENTRAL POWER AND LIGHT COMPANY



                                       By:____________________________
                                          Vice President


ATTEST:


_________________________________
               Secretary

                                    EXHIBIT A